UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2012

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Gran Tierra Energy Inc.

(Exact name of Registrant as specified in its charter)

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Nevada	001-34018	98-0479924
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300, 625 - 11th Avenue S.W.

Calgary, Alberta, Canada T2R 0E1

(Address of principal executive offices)

(403) 265-3221

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on February 7, 2012, Gran Tierra Energy Colombia Ltd. (“Gran Tierra Colombia”) and Solana Petroleum Exploration Colombia Ltd. (“Solana Colombia”), both wholly owned indirect subsidiaries of Gran Tierra Energy Inc. (“Gran Tierra”), entered into agreements with Ecopetrol pursuant to which, among other things, they agreed to sell to Ecopetrol all of the volume of crude oil production produced in the Chaza Block, Santana Block and Guayuyaco Block owned by Gran Tierra Colombia and Solana Colombia (the “Putamayo Production”). Under these agreements, a portion of the Putamayo Production is to be exported through the Port of Tumaco on the Pacific coast of Colombia, and the sales point is designated as the Tumaco Port. Under prior agreements the point of sale had been a point in the Putamayo basin at which the oil was delivered to Ecopetrol’s pipeline. As a result of the shift of the point of sale to the end of Ecopetrol’s pipeline, on February 16, 2012, Gran Tierra Colombia and Solana Colombia entered into agreements with Ecopetrol, dated as of January 30, 2012, pursuant to which the Putamayo Production to be exported through the Port of Tumaco will be transported by Ecopetrol through Ecopetrol’s pipeline and Gran Tierra Colombia and Solana Colombia will pay to Ecopetrol a transportation tariff for this transportation through its pipeline. The estimated value of each contract is approximately $6.75 million. Under these agreements, Ecopetrol is liable for risk of loss of oil during transportation only if Ecopetrol fails to take reasonable measures to operate the pipeline or is grossly negligent. The agreements have expiration dates of July 29, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

By:	/s/ David Hardy
Name:	David Hardy
Title:	General Counsel, Vice President, Legal and Secretary

 Dated: February 16 , 2012

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